                                                                    EXHIBIT 12.1
                KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        Nine Months Ended
                                         September 30,                      Years Ended December 31,
                                        ------------------  --------------------------------------------------
(Millions of dollars)                    2001     2000       2000       1999       1998       1997       1996
                                         ----     ----       ----       ----       ----       ----       ----
Income (loss) from continuing
  operations                            $  556   $  560     $  842      $146      $(345)      $351       $358

Add -
  Provision (benefit) for
    income taxes                           329      304        457       111       (175)       184        225
  Interest expense                         127      163        208       190        157        141        145
  Rental expense representative
    of interest factor                       9        9         12        14         12         13         10
                                        ------   ------     ------      ----      ------      ----       ----
 Earnings                               $1,021   $1,036     $1,519      $461      $(351)      $689       $738
                                        ======   ======     ======      ====      ======      ====       ====

Fixed Charges -
  Interest expense                      $  127   $  163     $  208      $190      $ 157       $141       $145
  Rental expense representative
    of interest factor                       9        9         12        14         12         13         10
  Interest capitalized                      23        3          5         9         28         24         25
                                        ------   ------     ------      ----      ------      ----       ----
      Total fixed charges               $ 159    $  175     $  225      $213      $ 197       $178       $180
                                        ======   ======     ======      ====      ======      ====       ====
Ratio of earnings to
  fixed charges                            6.4      5.9        6.8       2.2         --(1)     3.9        4.1
                                        ======   ======     ======      ====      ======      ====       ====

(1) Earnings were inadequate to cover fixed charges by $548 million in 1998.